Exhibit 10.2

COMMERCIAL LEASE

This Indenture of Lease, dated this 30th day of June, 2014 by and between MU Plymouth Ponds LLC, a Minnesota limited liability company (“Landlord”), and Entellus Medical, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).

DEFINITIONS:

“Property” – That certain real property located in the City of Plymouth (the “City”), County of Hennepin and State of Minnesota and legally described on Exhibit A attached hereto and made a part hereof, including all buildings and site improvements located thereon.

“Building” – That certain office/warehouse building containing approximately 75,688 square feet located upon the Property and commonly described as Plymouth Ponds Building # 2, located at 3500 Holly Lane North, Plymouth, Minnesota 55447.

“Premises” – That certain portion of the Building located at 3500 Holly Lane North, Plymouth, Minnesota, and designated as Suite 50, totaling approximately 7,377 square feet, consisting of 0 square feet of office space and approximately 7,340 square feet of warehouse space shown on Exhibit B, and 37 square feet of shared mechanical space as measured from the outside walls of the Premises to the center of the partition wall. The Premises include a non-exclusive easement for access to Common Areas, as hereinafter defined, and all licenses and easements appurtenant to the Premises.

“Common Areas” – The areas to be used for the non-exclusive use by Tenant and other tenants in the Building, including, but not limited to, corridors, lavatories, driveways, truck docks, parking lots and landscaped areas. Subject to reasonable rules and regulations promulgated by Landlord attached hereto and made a part hereof as Exhibit C, the Common Areas are hereby made available to Tenant and its employees, agents, customers, and invitees for reasonable use in common with other tenants, their employees, agents, customers and invitees.

WITNESSETH:

1.	TERM:

For and in consideration of the rents, additional rents, terms, provisions and covenants herein contained, Landlord hereby lets, leases and demises to Tenant, the Premises for the term of fifty (50) months commencing on the 1St day of July, 2014 (sometimes called the “Commencement Date”) and expiring the 31’ day of August, 2018 (sometimes called “Expiration Date”), unless sooner terminated as hereinafter provided (the “Term”).

2.	BASE RENT:

Landlord reserves and Tenant shall pay to Landlord, the rent designated in Article 42 of the attached Addendum, payable in advance without offset, deduction or demand, in equal monthly installments as set forth in the Addendum, commencing on the Commencement Date and continuing on the first day of each and every month thereafter for the next succeeding months during the balance of the Term (the “Base Rent”).

3.	ADDITIONAL RENT:

Commencing on the earlier of (a) the Commencement Date, and (b) the date that Tenant is operating its business in the Premises, Tenant shall pay to Landlord from such date throughout the Term of this Lease the following:

a. Tenant shall pay a sum equal to 9.75% of the Real Estate Taxes due and payable during the term of the Lease prorated based on the billing period therefor. The term “Real Estate Taxes” shall mean all real estate taxes, all assessments and any taxes in lieu thereof, which may be levied upon or assessed against the Property of which the Premises are a part. Tenant, in addition to all other payments to Landlord by Tenant required hereunder, shall pay to Landlord, in each year during the Term of this Lease and any extension or renewal thereof, Tenant’s proportionate share of Real Estate Taxes. Any tax year commencing during any lease year shall be deemed to correspond to such lease year. In the event the taxing authorities include in such real estate taxes and assessments the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant shall pay all the taxes attributable to such items in addition to its proportionate share of said aforementioned Real Estate Taxes. A copy of the tax statement submitted by Landlord to Tenant shall be sufficient evidence of the amount of Real Estate Taxes assessed or levied against the Property of which the Premises are a part.

b. A sum equal to 9.75% of the annual aggregate Operating Expenses incurred by Landlord in the operation, maintenance and repair of the Building and Property due and payable during the term of the Lease prorated based on the billing period therefor. The term “Operating Expenses” shall include but not be limited to maintenance, repair, operation, replacement and care of all Common Areas (including common area utilities and lighting), common area mechanical rooms, common area plumbing, roofs, parking and landscaped areas, signs, snow removal, non-structural repair and maintenance of the exterior of the Building, insurance premiums, management fee (not to exceed 5% of gross building revenue), wages and fringe benefits of personnel employed for such work, costs of equipment purchased and used for such purposes, and the cost or portion thereof properly allocable to the Property (amortized on a straightline basis over such reasonable period as Landlord shall determine together with the interest at the rate of six percent (6%) per annum on the unamortized balance) of any capital improvements made to the Building by Landlord which result in a reduction of Operating Expenses or made to the Building by Landlord after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed. Operating Expenses shall also include a yearly capital reserve to be held in a segregated account until and for the use of replacement of black topped surfaced driveway and parking areas and Building mechanical equipment when needed. The amount of such reserve shall be determined by reasonable accounting and building management purposes. The term “Operating Expenses” shall not include: (a) the cost of any “tenant allowances”, alterations, leasing commissions, legal fees, advertising or promotional expenses, or other costs incurred in preparing space for occupancy or developing the Building or leasing of space or in connection with relationships or disputes with tenants; (b) payments under ground leases, debt amortization or financing or refinancing costs; (c) expenses for which Landlord is or will be reimbursed out of insurance, warranty or condemnation proceeds; (d) any expenses incurred by reason of the willful misconduct or gross negligence by the Landlord, its officers, directors, employees, agents or contractors; (e) any costs in excess of $50,000 incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Materials (as defined herein) or asbestos containing materials from the Property, including any damages or future claims asserted against Landlord in connection with the same; (f) any expenditures pertaining to the administration of the Property, including payroll and payroll-related expenses associated with administrative and clerical personnel, general office expenditures, and administrative expenditures (including expenditures for travel, entertainment, dues, subscriptions, donations, data processing, errors and omissions insurance, automobile allowances, charitable contributions, political donations and professional fees of any kind); (g) pro rata shares of wages and fringe benefits of personnel for the portion of time that such personnel are not working solely with respect to the Property; and/or (h) any contributions to yearly capital reserves exceeding in the aggregate $.10 per square foot of the Premises per year.

c. In no event shall the total adjusted monthly rent be less than the first month’s Base Rent plus Tenant’s proportionate share of Real Estate Taxes and Operating Expenses.

The payment of the sums set forth in this Article 3 shall be in addition to the Base Rent payable pursuant to Article 2 of this Lease. All sums due hereunder shall be due and payable within thirty (30) days of delivery of written certification by Landlord setting forth the computation of the amount due from Tenant. In the event the Term shall begin or expire at any time during the calendar year or if Tenant shall occupy the Premises for purposes of operating its business in the Premises prior to the Commencement Date, Tenant shall be responsible for his pro-rata share of Real Estate Taxes and Operating Expenses during the Term of this Lease and/or occupancy time.

Prior to commencement of this Lease, and prior to the commencement of each calendar year thereafter commencing during the Term of this Lease or any renewal or extension thereof, Landlord may estimate for each calendar year (i) the total amount of Real Estate Taxes; (ii) the total amount of Operating Expenses; (iii) Tenant’s share of Real Estate Taxes for such calendar year; (iv) Tenant’s share of Operating Expenses for such calendar year; and (v) the computation of the annual and monthly rental payable during such calendar year as a result of increases or decreases in Tenant’s share of Real Estate Taxes and Operating Expenses. Said estimates will be in writing and will be delivered or mailed to Tenant.

The amount of Tenant’s proportionate share of Real Estate Taxes and Operating Expenses for each calendar year, so estimated, shall be payable as Additional Rent by Tenant, without offset, deduction or demand, in equal monthly installments, in advance, on the first day of each month during such calendar year at the option of Landlord. In the event that such estimate is delivered to Tenant before the first day of January of such calendar year, said amount, so estimated, shall be payable as “Additional Rent” in equal monthly installments, in advance, on the first day of each month during such calendar year. In the event that such estimate is delivered to Tenant after the first day of January of such calendar year, said amount, so estimated, shall be payable as Additional Rent in equal monthly installments, in advance, on the first day of each month over the balance of such calendar year (so long as Tenant has at least twenty (20) days prior notice before the next month), with the number of installments being equal to the number of full calendar months remaining in such calendar year.

Within one hundred twenty (120) days after completion of each calendar year during the Tenn of this Lease or any renewal or extension thereof, Landlord shall cause its accountants to determine the actual amount of the Real Estate Taxes and Operating Expenses payable in such calendar year and Tenant’s share thereof and deliver a written certification of the amounts thereof to Tenant. If Tenant has underpaid its share of Real Estate Taxes or Operating Expenses for such calendar year, Tenant shall pay the balance of its share of same within thirty (30) days after the receipt of such statement. If Tenant has overpaid its share of Real Estate Taxes or Operating Expenses for such calendar year, Landlord shall either (i) refund such excess within thirty (30) days, or (ii) credit such excess against the most current monthly installment or installments due Landlord for its estimate of Tenant’s share of Real Estate Taxes and Operating Expenses for the next following calendar year. A pro rata adjustment shall be made for a fractional calendar year occurring during the term of the Lease or any renewal or extension thereof based upon the number of days of the term of the Lease during said calendar year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provision of this Article 3 shall be adjusted accordingly.

Landlord’s books and records relating Tenant’s share of Operating Expenses for any particular calendar year shall be available for inspection by Tenant, during the ninety (90) day period following delivery of Landlord’s statement with respect to such year, during normal business hours upon prior appointment at the Building or another address within the same city as the Building. The books and records shall be kept confidential by Tenant and at the request of Landlord, Tenant shall execute a confidentiality agreement reasonably acceptable to Landlord. In no event shall Tenant be permitted to examine Landlord’s books or records unless Tenant has paid and continues to pay all Base Rent and Additional Rent when due.

4.	COVENANT TO PAY RENT:

The covenants of Tenant to pay the Base Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease. All rents are payable to Landlord at 3600 Holly Lane North, Suite 100, Plymouth, MN 55447.

5.	UTILITIES:

Landlord shall provide mains and conduits to supply water, gas, electricity and sanitary sewage to the Property. Tenant shall pay, when due, directly to the appropriate provider, all charges for sewer usage or rental, garbage disposal, refuse removal, water, electricity, gas, fuel oil, L.P. gas, telephone and/or other utility services or energy source separately metered and furnished to the Premises during the Term of this Lease, or any renewal or extension thereof, together with any related installation or connection charges or deposits (“Utility Costs”). If any services or utilities furnished to the Premises are jointly metered with other premises, Landlord will make a commercially reasonable determination of Tenant’s proportionate share of such Utility Costs and Tenant, within thirty (30) days following Tenant’s receipt of an invoice therefore, shall pay such share to Landlord as Additional Rent. For any utility service furnished to the Premises not separately metered, such as water and sewer, Landlord shall have the right, at its sole election and at any time, to install at Tenant’s expense a submeter to measure the Premises’ use of such utility service, in which event Tenant, within thirty (30) days following Tenant’s receipt of an invoice therefore, shall reimburse Landlord from time to time as Additional Rent for the cost of such utility service used by the Premises. If Landlord elects to furnish any of the foregoing utility services or other services furnished or caused to be furnished to Tenant, then the rate charged by Landlord shall not exceed the rate Tenant would be required to pay to a utility company or service company furnishing any of the foregoing utilities or services. The charges thereof shall be deemed Additional Rent in accordance with Article 3. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Base Rent or Additional Rent by reason of Landlord’s failure to furnish any of the foregoing utilities, when such failure is caused by accident, breakage, repairs (including replacements), strikes, lockouts or other labor disturbances or labor disputes of any character, or for any other causes.

6.	CARE AND REPAIR OF PREMISES:

Tenant shall, at all times throughout the Term of this Lease, including renewals and extensions, and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant’s obligations hereunder shall include but not be limited to the maintenance, repair and replacement, if necessary, of (i) those portions of the following systems that solely service the Premises: mechanical, heating and air conditioning fixtures, equipment, and systems; all lighting and electrical systems; all plumbing fixtures and equipment; any and all other fixtures, motors and machinery; (ii) all interior walls, partitions, doors and windows, including the regular painting thereof-, all exterior entrances, (iii) windows, doors, garage doors, bumpers, and docks and the replacement of all broken glass; and (iv) all interior walls and doors of the trash enclosures. When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by Tenant shall be equal in quality and class to the original work. The Tenant shall keep and maintain all portions of the Premises, trash enclosures and the sidewalk and areas adjoining the same in a safe, clean and orderly condition, free of accumulation of dirt and rubbish. Tenant shall be responsible for the prompt removal of snow, ice and other hazardous conditions accumulating or occurring on the sidewalks and walkways between the Premises and parking areas; provided, however, Landlord is responsible for maintenance, repair and replacement of such sidewalks and walkways. Maintenance of the HVAC shall specifically include the reasonable cost of quarterly inspections performed by Landlord’s own engineers or by an independent mechanical contractor who shall be contracted for by Landlord. In either event, said cost shall be included by Landlord in Operating Expenses under Article 3 of this Lease Agreement. Notwithstanding the foregoing, Landlord shall be responsible for replacing the HVAC system if Landlord determines that it must be replaced, and each year during the Term, as the same may be extended pursuant to Article 46 of the Addendum attached hereto, Tenant shall pay one-tenth of the cost of replacing the HVAC system, which shall be paid by Tenant as part of Operating Expenses.

Landlord represents and warrants that the HVAC, electrical and plumbing systems are all in good working order as of the Commencement Date. Notwithstanding anything to the contrary set forth herein, Tenant shall pay no more than (i) $2,500.00 in the aggregate for repairs to the HVAC system in any one instance and (ii) $5,000.00 in the aggregate for repairs to the HVAC system in any one calendar year.

If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after written notice shall have been given to Tenant and the applicable cure period has expired, in accordance with Article 33 of this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof so long as Landlord uses reasonable care in performing such work, and upon completion thereof, Tenant shall pay to Landlord all costs plus 5% of overhead incurred by Landlord in making such repairs upon presentation to Tenant of a bill therefore.

Landlord shall repair, at its expense, the structural portions of the Building, provided however where structural repairs are required to be made by reason of the acts of Tenant, the costs thereof shall be borne by Tenant and payable by Tenant to Landlord within thirty (30) days after written demand.

Landlord shall be responsible for all outside maintenance of the Premises, and all maintenance of Common Areas, including grounds, parking areas and outside areas around trash enclosures. All such maintenance which is the responsibility of Landlord shall be provided as reasonably necessary to the comfortable use and occupancy of Premises during business hours, except Saturdays, Sundays and holidays, upon the condition that Landlord shall not be liable for damages for failure to do so due to causes beyond its control.

Except as otherwise provided in this Lease, Landlord shall maintain and operate the Property in material compliance with all applicable governmental laws, ordinances, rules and regulations so as not to materially and adversely affect Tenant’s use and occupancy of the Premises; provided, however, except as otherwise provided in this Lease, Landlord will make modifications and/or improvements to the Building only if ordered to do so by the appropriate governmental authority.

7.	SIGNS:

Any sign, lettering, picture, notice or advertisement installed on or in any part of the Property and visible from the exterior of the Building, or visible from the exterior of the Premises, must be approved in advance by Landlord and installed at Tenant’s expense. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred for such removal to Tenant. Tenant agrees to comply with the sign criteria attached here to as Exhibit E.

8.	ALTERATIONS, INSTALLATIONS, FIXTURES:

Except as hereinafter provided, Tenant shall not make any alteration, additions, or improvements (for purposes of this Article 8, any of the foregoing being referred to as the “Work”) in or to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, and Tenant shall not add, disturb or in any way change any plumbing or wiring therein without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, perform Work of a non-structural nature costing no more than $10,000.00 in any one instance so long as the plumbing, wiring, life/safety and mechanical systems of the Building are not disturbed or changed in any way and Tenant gives Landlord at least twenty (20) days’ prior written notice describing in reasonable detail the nature of such Work and the contractor(s) that will be performing same, which contractor(s) shall be reasonably acceptable to Landlord. In the event alterations are required by any governmental agency by reason of the use and occupancy of the Premises by Tenant, Tenant shall make such alterations at its own cost and expense after first obtaining Landlord’s approval of plans and specifications, which approval shall not be unreasonably withheld, therefore and furnishing such indemnification as Landlord may reasonably require against liens, costs, damages and expenses arising out of such alterations. Alterations or additions by Tenant must be built in compliance with all laws, ordinances and governmental regulations affecting the Property and Tenant shall warrant to Landlord that all such alterations, additions, or improvements shall be in strict compliance with all relevant laws, ordinances, governmental regulations, and insurance requirements. Construction of such alterations or additions shall commence only upon Tenant obtaining and exhibiting to Landlord the requisite approvals, licenses and permits and indemnification against liens.

9.	POSSESSION:

Landlord shall deliver possession of the Premises in the condition required pursuant to Article 45 of the Addendum attached to this Lease Agreement. Prior to the commencement of the Term, Landlord shall have no responsibility or liability for loss or damage to trade fixtures or equipment installed or left on the Premises. By occupying the Premises as a tenant, or to install trade fixtures or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the Premises are in the condition required by this Lease Agreement. Following Tenant’s occupancy of the Premises and within ten (10) days of Landlord’s request, Landlord and Tenant shall execute a ratification agreement which shall set forth the final commencement and expiration dates of the Term, shall acknowledge the Base Rent, the square footage of the Premises (office space and warehouse, shared mechanical space), delivery of the Premises in the condition required by this Lease Agreement and shall include such other matters as Landlord may reasonably request (hereafter the “Ratification Agreement”), which shall be substantially in the form attached hereto as Exhibit F.

10.	SECURITY AND DAMAGE DEPOSIT:

Tenant, contemporaneously with the execution of this Lease, has deposited with Landlord the sum of Zero Dollars ($0.00), receipt of which is acknowledged hereby by Landlord, which deposit is to be held by Landlord, without liability for interest, as a security and damage deposit for the faithful performance by Tenant during the Term hereof or any extension hereof. Prior to the time when Tenant shall be entitled to the return of this security deposit, Landlord may commingle such deposit with Landlord’s own funds and use such security deposit for such purpose as Landlord may determine. If there is an Event of Default (as defined below in Article 17), then Landlord, either with or without terminating this Lease may (but shall not be required to) apply such portion of said deposit as may be necessary to compensate or repay Landlord for all losses or damages sustained or to be sustained by Landlord due to such breach on the part of Tenant, including, but not limited to overdue and unpaid rent, any other sum payable by Tenant to Landlord pursuant to the provisions of this Lease, damages or deficiencies in the reletting of Premises, and reasonable attorney’s fees incurred by Landlord. Should the entire deposit or any portion thereof, be appropriated and applied by Landlord, in accordance with the provisions of this paragraph, Tenant upon written demand by Landlord, shall remit forthwith to Landlord a sufficient amount of cash to restore said security deposit to the original sum deposited, and Tenant’s failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease. Said security deposit shall be returned to Tenant, less any depletion thereof as the result of the provisions of this paragraph, at the end of the Term of this Lease or any renewal thereof, or upon the earlier termination of this Lease. Tenant shall have no right to anticipate return of said deposit by withholding any amount required to be paid pursuant to the provisions of this Lease or otherwise.

In the event Landlord shall sell the Property, or shall otherwise convey or dispose of its interest in this Lease, Landlord may assign the security deposit or any balance thereof to Landlord’s assignee, whereupon Landlord shall be released from all liability for the return or repayment of such security deposit and Tenant shall look solely to the said assignee for the return and repayment of said security deposit. Said security deposit shall not be assigned or encumbered by Tenant without such consent of Landlord, and any assignment or encumbrance without such consent shall not bind Landlord. In the event of any rightful and permitted assignment of this Lease by Tenant, said security deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability with respect to the return of said security deposit to Tenant.

11.	USE:

The Premises shall be used and occupied by Tenant solely for the purposes of office/warehouse, light manufacturing, research and development, and cadaveric training and such use by Tenant shall at all times be in full compliance with all applicable laws, ordinances and governmental regulations affecting the Building and Property and subject to the reasonable rules and regulations of Landlord Set forth on Exhibit C. The Premises shall not be used in such manner that, in accordance with any requirement of law or of any public authority, Landlord shall be obligated on account of the purpose or manner of said use to make any addition or alteration to or in the Building. The Premises shall not be used in any manner that will increase the rates required to be paid for pubic liability or for fire and extended coverage insurance for the Property. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a way as is lawful and reputable, and will not permit or create any nuisance, noise, odor, or otherwise interfere with, annoy or disturb any other tenant in the Building in its normal business operations, or Landlord in its management of the Building. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises that will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant’s apparatus, machinery, devices or equipment should disturb the enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take such other action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. No food or beverage dispensing machines (except those solely servicing Tenant’s on-Premises employees) shall be installed by Tenant in the Premises without the prior written consent of Landlord. In no event shall Tenant (i) penuit the storage of any materials, equipment or other personal property outside of the Building or (ii) penult any motor vehicle to be parked outside of the Building overnight except notwithstanding anything in paragraph 21 of the Rules and Regulations attached hereto as Exhibit C, the following overnight parking is permitted (a) employee parking related to 2nd or 3rd shift work schedules, (b) overnight parking of employee vehicles from time-to-time in connection with out-of-town travel, and (c) company vehicles backed up to the Premises loading dock door. Tenant shall have access to the Premises and parking 24 hours per day, 365 days per year.

Tenant represents and warrants to Landlord that prior to the parties’ execution of this Lease, Tenant has furnished Landlord with a complete list of all equipment Tenant will use in the Premises for the purposes permitted under this Article 11, including, without limitation, radio surgical equipment, radiation emitting equipment and equipment used in providing diagnostic or therapeutic testing services, such as fluoroscopy, x-ray, plane film radiology, computerized tomography (CT), ultrasound, radiation therapy, mammography and breast diagnostics, nuclear medicine testing and magnetic resonance imaging (for purposes of this Article 11, collectively referred to as the “Equipment”). No Equipment, other than the Equipment included on Tenant’s list, may be used in the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld, and no Equipment may be used in the Premises that causes material levels of noise or vibration. If any of Tenant’s Equipment should disturb the enjoyment of any other tenant in the Building, then Tenant shall, at Tenant’s sole cost and expense and in compliance with all other applicable provisions of this Lease, provide adequate insulation or take such other action, including removing such Equipment, as may be necessary to eliminate the disturbance.

Tenant covenants and agrees that it shall not store, process, produce or dispose of any infectious, hazardous or toxic wastes or substances (as those terms are defined under federal or state law, and specifically including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§9601 et seq.; the Minnesota Environmental Response and Liability Act, Minn. Stat. Chapter 115.B; and the Minnesota Infectious Waste Control Act, Minn , Stat. §§116.75 et seq.) upon the Premises or any part thereof without first obtaining Landlord’s written consent. Landlord hereby consents to Tenant’s use of such materials in the operation of its business provided all such materials are handled and disposed of in accordance with applicable laws and regulations. In all events any such infectious, hazardous or toxic wastes or substances shall be handled and stored in strict compliance with all applicable laws, ordinances and regulations, and evidence of such compliance shall be given to Landlord if requested by Landlord. Tenant shall immediately, upon request, provide Landlord with copies of all permits, inspection reports, monitoring reports, licenses, orders, demands, compliance requests, edicts or other documents filed, served, delivered or transmitted either with, to or from the Minnesota Department of Health, Minnesota Pollution Control Agency or the Environmental Protection Agency (or any successor organization) or other governmental body (hereafter “Environmental Requirements”). Tenant further agrees to comply with all Environmental Requirements. In no event shall any infectious, hazardous or toxic waste or substance or any pollutant or contaminate be disposed of on the Premises through the sewer system serving the Premises or stored underground. If any infectious, hazardous or toxic waste or substance is to be utilized by Tenant on the Premises, except for Waste (as defined below) used in the ordinary course of Tenant’s business which Tenant shall store and dispose of in accordance with all applicable Environmental Requirements, Tenant agrees to advise Landlord as to what area of the Building any infectious, hazardous or toxic substances or materials will be located and/or stored and what construction steps or procedures, if any, need to be taken in connection with any construction of improvements being made to the Premises or the Building so as to protect the Premises, Building and improvements located thereon from contamination of any said infectious, hazardous or toxic substances, including the prevention of any release into the environment as a result of any handling or reasonably foreseeable mishandling of said infectious, hazardous or toxic substances. Tenant further agrees to take all appropriate action, at its sole expense, to prevent any release or threatened release into the Premises, Building, the land underlying said Building or the environment as a result of infectious, hazardous or toxic substances deposited, stored, placed on or which otherwise come to be located upon the Premises or which is the result of the existence or emission of any infectious, hazardous or toxic chemicals, substances, materials or pollutants in, on or from the Premises. In the event any such release does occur, as a result of the acts or omissions of Tenant, or its employees, agents or contractors, or in the event of Tenant’s failure to comply with the Environmental Requirements, Tenant hereby agrees to indemnify and hold Landlord harmless from all damages, liability, claims, costs (including reasonable attorneys’ fees), actions and proceedings resulting from or relating to (either directly or indirectly) from such release and/or failure to so comply. At the end of the Term or earlier termination of Tenant’s possession of the Premises, Tenant shall remove, at its sole expense, and in full compliance with all Environmental Requirements all infectious, hazardous or toxic chemicals, substances, materials or pollutants. The requirements and indemnifications of this Article 11 shall survive the expiration or termination of this Lease Agreement.

Tenant, at its expense, further agrees to comply with each present and future federal, state or local law or ordinance regulating the collection, sorting, separation, recycling of waste products, garbage, refuse, infectious waste and trash (collectively the “Waste”) in or about the Premises. Tenant shall sort and separate the Waste into such containers and categories as required by law. Each separately sorted category of Waste shall be placed in separate receptacles as designated and approved by Landlord. Such separate receptacles shall be removed from the Premises in accordance with collection schedules prescribed by law or otherwise reasonably prescribed by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any Waste that are not separated and sorted as required by law and to require Tenant to arrange for such collection, at Tenant’s expense, utilizing a contractor reasonably satisfactory to Landlord.

12.	ACCESS TO PREMISES:

After reasonable notice, Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises at all times during usual business hours for the purpose of inspecting, making any necessary repairs required or permitted to be made by Landlord hereunder, conducting environmental testing, and performing any work therein required or permitted to be made by Landlord hereunder that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body or that Landlord may deem necessary to prevent waste or deterioration in connection with the Premises. Nothing herein shall imply any duty upon the part of Landlord to do any such work that, under any provision of this Lease, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. The Landlord may, during the progress of any work in the Premises, keep and store upon the Premises all necessary materials, tools and equipment. The Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage of Tenant by reason of making repairs or the performance of any work in the Premises, or on account of bringing materials, supplies and equipment into or through the Premises during the course thereof and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever so long as Landlord uses reasonable care to minimize its disturbance of Tenant’s business operations hereunder. Tenant agrees that no additional locks will be placed on any of the doors to the Premises without the written consent of Landlord.

Landlord reserves the right to enter upon the Premises at any time in the event of an emergency and, after reasonable notice, at reasonable hours to exhibit the Premises to prospective purchasers or others; and to exhibit the Premises to prospective tenants and to display “For Lease” or similar signs on windows or doors in the Premises during the last twelve months of the Term of this Lease, all without hindrance or molestation by Tenant.

13.	EMINENT DOMAIN:

In the event of any eminent domain or condemnation proceeding, or private sale in lieu thereof, in respect to the Property during the Term thereof, the following provisions shall apply:

a. If the whole of the Property shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the Tenn of this Lease shall cease and terminate as of the date possession shall be taken in such proceeding and all rentals shall be paid up to that date.

b. If any part constituting less than the whole of the Property shall be acquired or condemned as aforesaid, and in the event that such partial taking or condemnation shall materially affect the Premises so as to render the Premises unsuitable for the business of Tenant, in the reasonable opinion of Landlord, then the Term of this Lease shall cease and terminate as of the date possession shall be taken by the condemning authority and rent shall be paid to the date of such termination.

In the event of a partial taking or condemnation of the Property which shall not materially affect the Premises so as to render the Premises unsuitable for the business of Tenant, in the reasonable opinion of Landlord, this Lease shall continue in full force and effect but with a proportionate abatement of the Base Rent and Additional Rent based on the portion, if any, of the Premises taken. Landlord reserves the right, at its option, to restore the Building and the Premises to substantially the same condition as they were prior to such condemnation. In such event, Landlord shall give written notice to Tenant, within thirty (30) days following the date possession shall be taken by the condemning authority, of Landlord’s intention to restore. Upon Landlord’s notice of election to restore, Landlord shall commence restoration and shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of condemnation or sale proceeds adjustment by Landlord; and Tenant shall have no right to terminate this Lease except as herein provided. Upon completion of such restoration, the rent shall be adjusted based upon the portion, if any, of the Premises restored.

c. In the event of any condemnation or taking as aforesaid, whether whole or partial, Tenant shall not be entitled to any part of the award paid for such condemnation and Landlord is to receive the full amount of such award, Tenant hereby expressly waiving any right to claim to any part thereof

d. Although all damages in the event of any condemnation shall belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment. However, Tenant shall have no claim against Landlord or make any claim with the condemning authority for the loss of its leasehold estate, any unexpired term or loss of any possible renewal or extension of said Lease, or loss of any possible value of said lease, any unexpired term, renewal or extension of said Lease.

14.	DAMAGE OR DESTRUCTION:

In the event of any damage or destruction to the Property by fire or any other cause during the Term hereof, the following provisions shall apply:

a. If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed thirty percent (30%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant written notice of Landlord’s election to terminate this Lease.

b. If the cost of restoration as estimated by Landlord will equal or exceed fifty percent (50%) of said replacement value of the Building and if the Premises are not suitable as a result of said damage for the purposes for which they are demised hereunder, in the reasonable opinion of Tenant, then Tenant may, no later than the sixtieth (60th) day following the damage, give Landlord a written notice of election to terminate this Lease.

c. If the cost of restoration as estimated by Landlord shall amount to less than thirty percent (30%) of said replacement value of the Building, or if, despite the cost, Landlord does not elect to terminate this Lease, Landlord shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in the making of insurance adjustments by Landlord; and Tenant shall have no right to terminate this Lease except as herein provided. Landlord shall not be responsible for restoring or repairing leasehold improvements of Tenant.

d. In the event of either of the elections to terminate, this Lease shall be deemed to terminate on the date of the receipt of the notice of election and all rentals shall be paid up to that date. Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease.

e. In any case where damage to the Building shall materially affect the Premises so as to render them unsuitable in whole or in part for the purposes for which they are demised hereunder, then, unless such destruction was wholly or partially caused by the negligence or breach of the terms of this Lease by Tenant, its employees, contractors or licensees, a portion of the Base Rent and Additional Rent based upon the amount of the extent to which the Premises are rendered unsuitable shall be abated until repaired or restored. If the destruction or damage was wholly or partially caused by negligence or breach of the terms of this Lease by Tenant as aforesaid and if Landlord shall elect to rebuild, the Base Rent and Additional Rent shall not abate and Tenant shall remain liable for the same.

Notwithstanding anything contained in this Article 14 to the contrary, Landlord shall only be obligated to restore the Premises to the extent of the insurance proceeds actually received, but if the insurance proceeds actually received do not permit Landlord to restore the Premises, Landlord shall so notify Tenant no later than the fifteenth (15th) day after Landlord determines that the insurance proceeds are insufficient to restore the Premises, and either Landlord or Tenant may terminate this Lease by written notice given within sixty (60) days after Landlord’s notice. If Landlord restores the Premises or the Building in accordance with the provisions of this Article, then Tenant shall not have any right to terminate this Lease because of such damage pursuant to: (i) any common law rights, (ii) Minnesota Statutes § 504.05 as now in effect or as it may be hereafter amended or supplemented, or (iii) any comparable right established by a similar statute.

15.	CASUALTY INSURANCE:

a. Landlord shall at all times during the Term of this Lease, at its expense, maintain a policy or policies of insurance with premiums paid in advance issued by an insurance company licensed to do business in the State of Minnesota insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full insurable value, provided that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods, supplies or other contents not covered by this Lease which Tenant may bring upon the Premises or any additional improvements which Tenant may construct or install on the Premises. Tenant shall at all times during the Term of this Lease, at its expense, maintain a policy or policies of insurance with premiums paid in advance issued by an insurance company licensed to do business in the State of Minnesota insuring against loss or damage by fire, explosion or other insurable hazards and contingencies for the full insurable value of Tenant’s improvements to the Premises and Tenant’s personal property.

b. Tenant shall not carry any stock of goods or do anything in or about the Premises that will in any way impair or invalidate the obligation of the insurer under any policy of insurance required by this Lease.

c. Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss or damage to, or destruction of, the Property or any portion thereof, including the buildings and other improvements situated thereon, resulting from fire, explosion and other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. Likewise, Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees for loss or damage to, or destruction of, any of the improvements, fixtures, equipment, supplies, merchandise and other property, whether that of Tenant or of others, upon or about the Property resulting from fire, explosion or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. The aforementioned waivers shall remain in force whether or not Tenant’s or Landlord’s insurer shall consent thereto.

d. In the event that the use of the Premises by Tenant increases the premium rate for insurance carried by Landlord on the improvements of which the Premises are a part, Tenant shall pay Landlord, upon demand, the amount of such premium increase. If Tenant installs any electrical equipment that overloads the power lines to the building or its wiring, Tenant shall, at its own expense, make whatever changes are necessary to comply with the requirements of the insurance underwriter, insurance rating bureau and governmental authorities having jurisdiction.

16.	PUBLIC LIABILITY INSURANCE:

Tenant shall during the Term hereof keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Premises and the business of Tenant, on terms with companies approved in writing by Landlord, in which Landlord and Landlord’s designees are named as additional insureds under prudent limits of liability not less than: $1,000,000 for injury/death to any one person; $2,000,000 for injury/death to more than one person, and $1,000,000 with respect to damage to property. Such policy(ies) shall: (i) provide that such policies are primary and Landlord’s policy(ies) are noncontributing; (ii) require at lease thirty (30) days prior written notice must be given to Landlord prior to cancellation, expiration or material adverse changes to such policy(ies). Tenant shall furnish evidence satisfactory to Landlord at the time this Lease is executed that such coverage is in full force and effect.

Landlord shall during the Term hereof keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Property.

17.	DEFAULT OF TENANT:

a. In the event of any (i) failure of Tenant to pay any rental due hereunder on the date the same shall be due, or (ii) any failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such failure shall have been given to Tenant, provided if such failure cannot be cured within said thirty (30) day period, such period shall be extended so long as Tenant commence cure within said period and continues to diligently pursue cure thereafter, or (iii) if Tenant or an agent of Tenant shall falsify any report required to be furnished to Landlord pursuant to the terms of this Lease, or (iv) if Tenant or any guarantor of this Lease shall become bankrupt or insolvent, or file any debtor proceedings or any person shall take or have against Tenant or any guarantor of this Lease in any court pursuant to any statute either of the United States or of any state a petition of bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s or any such guarantor’s property and such proceedings or petition is not withdrawn within forty-five (45) days after filing, or (v) if Tenant or any such guarantor makes an assignment for the benefit or creditors, or (vi) if Tenant shall suffer this Lease to be taken under any writ of execution, then in any such event Tenant shall be in default hereunder (each of the foregoing is an “Event of Default”), and Landlord, in addition to other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice or resort to legal process and without being guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

b. After an Event of Default, should Landlord elect to re-enter the Premises, as herein provided, or should it take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet the Premises or any part thereof upon such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such subletting all rentals received by Landlord from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; third, to the payment of the rent due and unpaid payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant, upon demand, shall pay any such deficiency to Landlord. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time after such re-entry and reletting elect to terminate this Lease for any such Event of Default, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such Event of Default, including the cost of recovering the Premises, reasonable attorney’s fees, and including the worth (using a present value calculated using a six percent discount rate) at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term, minus the amount of rental loss which Tenant proves could have been reasonably avoided, all of which amounts shall be immediately due and payable from Tenant to Landlord. Landlord shall also be entitled to any other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to comply with the requirements of this Lease.

c. Landlord may, at its option, instead of exercising any other rights or remedies available to it in this Lease or otherwise by law, statute or equity, spend such money as is reasonably necessary to cure any Event of Default of Tenant herein and the amount so spent, and costs incurred, including attorney’s fees in curing such Event of Default, shall be paid by Tenant, as Additional Rent, upon demand.

d. After an Event of Default, in the event suit shall be brought for recovery of possession of the Premises, for the recovery of rent of any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefore, including a reasonable attorney’s fee, together with interest on all such expenses at the rate of ten percent (10%) per annum from the date of such breach of the covenants of this Lease.

e. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise. Tenant also waives any demand for possession of the Premises, and any demand for payment of rent and any notice of intent to re-enter the Premises, or of intent to terminate this Lease, other than the notices above provided in this Article, and waives any and every other notice or demand prescribed by any applicable statues or laws.

f. No remedy herein or elsewhere in this Lease or otherwise by law, statute or equity, conferred upon or reserved to Landlord or Tenant shall be exclusive of any other remedy, but shall be cumulative, and may be exercised from time to time and as often as the occasion may arise.

18.	INDEMNITY & HOLD HARMLESS:

Tenant shall indemnify, protect, defend (at Landlord’s request and with counsel approved by Landlord) and hold Landlord and Landlord’s affiliates and each of their respective partners, directors, officers, shareholders and employees, harmless from and against every demand, claim, cause of action, judgment, costs and expense, including, but not limited to, reasonable attorneys’ fees and disbursements of counsel, whether suit is initiated or not, and all loss and damage arising from any injury, loss or damage to the person or property of Tenant, any other tenant in the Property or to any other person rightfully in the Property, (i) occurring in or about the Premises, or (ii) caused by the negligence or misconduct of Tenant, Tenant’s affiliates or any of their respective employees, representatives, agents or contractors, or (iii) resulting from the violation of any legal requirements or the provisions of this Lease by Tenant, Tenant’s affiliates or any of their respective employees, representatives, agents or contractors. Tenant’s indemnity obligations under this Article shall survive the expiration or earlier teimination of this Lease.

Landlord shall indemnify, protect, defend (at Tenant’s request and with counsel approved by Tenant) and hold Tenant and Tenant’s affiliates and each of their respective partners, directors, officers, shareholders and employees, harmless from and against every demand, claim, cause of action, judgment, costs and expense, including, but not limited to, reasonable attorneys’ fees and disbursements of counsel, whether suit is initiated or not, and all loss and damage arising from any injury, loss or damage to the person or property of Landlord, any other tenant in the Property or to any other person rightfully in the Property, (i) caused by the negligence or misconduct of Landlord, Landlord’s affiliates or any of their respective employees, representatives, agents or contractors, or (ii) resulting from the violation of any legal requirements or the provisions of this Lease by Landlord, Landlord’s affiliates or any of their respective employees, representatives, agents or contractors; provided, however, the foregoing shall not extend to any legal requirements which concern Tenant’s particular use of the Premises. Landlord’s indemnity obligations under this Article shall survive the expiration or earlier termination of this Lease.

If any mechanic’s lien is filed against any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, such mechanic’s lien shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by making any deposit required by law or by posting a bond with such surety, in 150% of the amount claimed by such lien claimant. Tenant shall immediately notify Landlord of any mechanic’s lien or other lien filed against the Property or any part thereof by a contractor or subcontractor of Tenant or otherwise by reason of work claimed to have been done for or materials claimed to have been furnished to Tenant. If Tenant fails to remove such lien or post such bond within the thirty (30) day period following the filing thereof, Landlord may, at its sole discretion and without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall reasonably deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall, in such event, pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such lien, together with interest at the rate of 12% from the date of such payment by Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by applicable law, or that Landlord shall deem proper for the protection of Landlord, the Premises, the Property and any other party having an interest therein, from liens. All material suppliers, contractors, artisans, mechanics, laborers and other parties contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises are hereby charged with notice that they must look solely to Tenant for payment of the same and Tenant’s purchase orders, contracts and subcontracts in connection therewith must clearly state this requirement.

19.	NON-LIABILITY:

Subject the terms and conditions of Article 14 and Article 18 hereof, Landlord shall not be liable for damage to any property of Tenant or of others located on the Property, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Property or from the pipes, appliances, or plumbing works or from the roof, street or subsurface or from any other place or by dampness, or by any other cause of whatsoever nature. Landlord shall not be liable for any such damage caused by other tenants or persons in the Property, occupants of adjacent property, of the buildings, or the public or caused by operations in construction of any private, public or quasi-public work. Landlord shall not be liable to Tenant for any damages as the result of any latent defect in the Premises. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

20.	SUBORDINATION, ESTOPPEL AND FINANCIAL STATEMENTS:

This Lease shall be subordinated to any mortgages, deeds of trust, security agreements, ground leases, master leases or other encumbrances (collectively, “Encumbrances”) that may now exist or that may hereafter be placed upon the Property, or any part thereof, and to any and all advances made thereunder, and to the interest upon the indebtedness evidenced by such Encumbrances, and to all renewals, replacements and extensions of any of the Encumbrances. In the event of execution by Landlord after the date of this Lease of any such Encumbrance, renewal, replacement or extension, Tenant agrees, within ten (10) days of its receipt, to execute and return any commercially reasonable subordination agreement required by the holder of such Encumbrance, which agreement shall provide that:

a. Such holder shall not disturb the possession and other rights of Tenant under this Lease so long as Tenant is not in default hereunder beyond applicable notice and cure periods;

b. In the event of acquisition of title to the Premises by such holder, such holder shall accept Tenant as tenant of the Premises under the terms and conditions of this Lease and shall perform all the obligations of Landlord hereunder; and

c. In such event Tenant shall recognize such holder as landlord hereunder.

Tenant shall, upon receipt of a request from Landlord therefore, within twenty (20) days after receipt of such request, execute and deliver to Landlord or to any proposed holder of an Encumbrance, an estoppel certificate in recordable form, certifying that this Lease is in full force and effect, that there are no offsets against rent nor defenses to Tenant’s performance under this Lease, or setting forth any such offsets or defenses claimed by Tenant, as the case may be, and such other terms as reasonably requested by Landlord. In the event that Tenant fails to execute and return the estoppel certificate within such twenty (20) day period, the holder of such Encumbrance shall be entitled to rely, as against the Tenant, that (i) this Lease is in full force and effect, without amendment except as specified by the Landlord, (ii) Tenant has no offsets against rent nor any defenses to Tenant’s performance under this Lease, (iii) Tenant has no right to any offset or defenses to the payment of rent, and (iv) Tenant has not paid any rental under this Lease more than one month in advance.

Tenant agrees to give prompt written notice to the holder of each Encumbrance who has given Tenant written notice of its address of any default by Landlord under this Lease which would entitle Tenant to terminate or cancel this Lease or abate the rental payable hereunder, and agrees that, notwithstanding any provision of this Lease to the contrary, no rental abatement or notice of termination of this Lease by Tenant shall be effective unless all such notified holders of Encumbrances have received said notice and have failed for thirty (30) days after receipt thereof to cure Landlord’s default, or if the default cannot be cured within thirty (30) days, have failed to commence and to diligently pursue the cure of Landlord’s default which gave rise to such right of termination or abatement.

Unless Tenant’s current financial statements are readily available to the public (e.g., via internet access), Tenant agrees to provide Landlord (but no more than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective mortgagees or purchasers of the Building, all of whom must agree in writing to keep such financial statements confidential.

21.	ASSIGNMENT OR SUBLETTING:

a. Tenant Assignment. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise to any entity other than Affiliates (as defined herein), without the specific prior written consent of Landlord in each instance. If Tenant is a corporation, partnership or other legal entity, transfer of a controlling interest of Tenant to any entity other than Affiliates (as defined herein) shall be considered an assignment of this Lease Agreement for purposes of this Article. Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance. Any purported assignment, subletting, licensing, mortgaging or other transfer of this Lease Agreement or the Premises hereunder by Tenant that does not comply with the provisions of this Article 21 shall be void. Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, assign this Lease Agreement or sublet all or any part of the Premises to an Affiliate of Tenant. As used herein, an “Affiliate” of Tenant shall be deemed to be any entity which (i) either controls, is controlled by or is under common control with Tenant, with “control” meaning the power to direct the management and policies, directly or indirectly, through the ownership of voting capital stock or other ownership interest, or (ii) an entity (hereafter an “Acquiring Entity”) which acquires all, or substantially all, of the assets and business of Tenant by purchase of capital stock or other ownership interest, purchase of assets, consolidation, merger or reorganization so long as Tenant demonstrates to Landlord that immediately prior to such acquisition, such Acquiring Entity had a tangible net worth at least as great as the tangible net worth of Tenant at that same time. In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $500.00 and (ii) all out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees up to a maximum of $1,000. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, including to an Affiliate of Tenant, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee and the terms of any sublease or assignment documents and shall include copies of financial statements or other relevant financial information of the proposed subtenant or assignee. Any rents and other consideration received by Tenant from an assignment of this Lease Agreement or subletting of the Premises which exceed the rents then payable by Tenant under this Lease Agreement shall be immediately paid by Tenant to Landlord as Additional Rent hereunder. At Landlord’s option following an Event of Default by Tenant under this Lease. Agreement, any and all payments by the subtenant with respect to the sublease shall be paid directly to Landlord. In any event no assignment or subletting, including to an Affiliate of Tenant, shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord’s option and with the exception of an assignment or subletting to an Affiliate of Tenant, Landlord may terminate this Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of all of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant).

b. Landlord Assignment. Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, provided the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord’s hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

22.	ATTORNMENT:

In the event of any sale, transfer or assignment of Landlord’s interest in the Property, or the Building in which the Premises are located, or this Lease, or if the Property comes into custody or possession of a mortgagee or any other party whether because of a mortgage foreclosure, or otherwise, Tenant shall attom to such assignee or other party and recognize such party as Landlord hereunder; provided, however Tenant’s peaceable possession will not be disturbed so long as Tenant faithfully performs its obligations under this Lease. Tenant shall execute, on demand, any attornment agreement required by any such party to be executed, containing such provisions as such party may reasonably require.

23.	NOVATION IN THE EVENT OF SALE

In the event of the sale of the Premises, Landlord shall be and hereby is relieved of all of the covenants and obligations created hereby accruing from and after the date of sale, and such sale shall result automatically in the purchaser assuming and agreeing to carry out all the covenants and obligations of Landlord herein. Notwithstanding the foregoing provisions of this Article, Landlord, in the event of a sale of the Premises, shall cause to be included in the agreement of sale and purchase a covenant whereby the purchaser of the Premises assumes and agree to carry out all of the covenants and obligations of Landlord herein.

The Tenant agrees at any time and from time to time upon not less than twenty (20) days prior written request by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect, or as modified and stating the modifications, and the dates to which Base Rent, Additional Rent and other charges have been paid in advance, if any, and such other terms as Landlord shall reasonably require, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of the fee or mortgagee, or assignee of any mortgage of the Premises. In the event that Tenant fails to execute and return such statement within such twenty (20) day period, the requesting party shall be entitled to rely, as against the Tenant, that: (i) this Lease is in full force and effect, without amendment except as specified by the Landlord, (ii) Tenant has no offsets against rent nor any defenses to Tenant’s performance under this Lease, (iii) Tenant has no right to any offset or defenses to the payment of rent, and (iv) Tenant has not paid any rental under this Lease more than one month in advance.

24.	SUCCESSORS AND ASSIGNS:

The terms, covenants and conditions hereof shall be binding upon and inure to the successors and assigns of the parties hereto.

25.	REMOVAL OF FIXTURES:

Notwithstanding anything contained in Article 8, Article 29, or elsewhere in this Lease, if Landlord requests, Tenant will promptly remove at the sole cost and expense of Tenant, all fixtures, equipment and alterations made by Tenant simultaneously with vacating the Premises and Tenant will promptly repair all damage and restore said Premises to the condition that existed immediately prior to said fixtures, equipment and alterations having been made, all at the sole cost and expense of Tenant, including the removal of any or all data and voice cabling or other wiring, all at Tenant’s sole cost.

26.	QUIET ENJOYMENT:

Landlord warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and that Tenant, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenants and agreements on Tenant’s part to be observed and performed under this Lease, may peaceably and quietly enjoy the Premises for the business uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease.

27.	RECORDING:

Tenant shall not record this Lease without the written consent of Landlord. However, upon the request of either party hereto, the other party shall join in the execution of a Memorandum Lease for the purposes of recordation. Said Memorandum Lease shall describe the parties, the Premises and the Term of the Lease and shall incorporate this Lease by reference.

28.	OVERDUE PAYMENTS:

All monies due under this Lease from Tenant to Landlord shall be due on demand, unless otherwise specified and if not paid when due, shall result in the imposition of a service charge for such late payment in the amount of five percent (5%) of the amount due. All unpaid or delinquent rents and Tenant obligations of any kind shall accrue interest at the rate of six percent (6.00%) annually from and after the due date.

29.	SURRENDER:

On the Expiration Date or upon the termination hereof upon a day other than the Expiration Date, Tenant shall peaceably surrender the Premises broom-clean in good order, condition and repair, reasonable wear and tear, casualty, and condemnation only excepted. On or before the last day of the Term or the sooner termination thereof, Tenant shall at its expense remove all of its furnishings, equipment and other personal property from the Premises, repairing any damage caused thereby, and any property not so removed shall be deemed abandoned. At the election of Landlord, all alterations, additions and fixtures, other than Tenant’s trade fixtures, all Computer-Related Equipment (as defined below) and the Clean Room (as defined below), which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or Landlord may require removal of any alterations, additions and fixtures made by Tenant at the end of the Term or upon the sooner termination thereof, in which event Tenant shall repair any damage caused thereby.

It is specifically agreed that any and all Computer-Related Equipment and the Clean Room shall be removed at Tenant’s cost using a qualified contractor at the expiration of the Term or sooner termination thereof, with Tenant repairing any damage caused thereby at Tenant’s cost. It is also specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word-processing, facsimile, or electronic wiring installed for or by Tenant within the Premises (hereafter, “Wiring”) shall be removed at Tenant’s cost using a qualified contractor at the expiration of the Term or sooner termination thereof, with Tenant repairing any damage caused thereby at Tenant’s cost, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property. It is specifically agreed that Tenant shall restore the Premises to the condition as existed immediately prior to the installation of the Clean Room. If the Premises are not vacated and surrendered at the end of the Term or sooner termination thereof, Tenant shall indemnify Landlord against any and all loss, cost, damage, liability and expense resulting from delay by Tenant in so vacating and surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay, which indemnity obligation shall survive the expiration or earlier termination of this Lease Agreement. Tenant shall promptly surrender all keys for the Premises to Landlord and shall inform Landlord of any combinations to any locks and/or safes on the Premises.

For purposes of the foregoing, (a) “Computer Related Equipment” shall mean, collectively, the area in the Premises containing Tenant’s computers and any Liebert or similar cooling system for the computers (the “Computer Room”), any back-up batteries for the computers, the computers themselves and any other equipment located within, functioning with or otherwise servicing the operation of the computers or Computer Room, including any condenser unit whether located within or outside the Computer Room and Premises; and (b) “Clean Room” shall mean the clean room that Tenant intends to install on the Premises, including all related fixtures, floor coverings, HVAC, electrical, plumbing, life/safety or other mechanical or utility systems.

30.	END OF TERM AND HOLDING OVER:

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, vacate and surrender immediate possession of the Premises to Landlord. If Tenant fails to vacate and surrender possession of the Premises, the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes the creation of a month to month tenancy. If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance. In any event, the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Base Rent and Additional Rent shall be double the Base Rent and Additional Rent Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to expiration (in the case of tenancy at sufferance such Base Rent and Additional Rent shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to regain possession of the Premises. The provisions of this Article shall not constitute a waiver by Landlord of any right of re entry as otherwise available to

Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.

31.	ABANDONMENT:

Intentionally omitted.

32.	CONSENTS BY LANDLORD:

Whenever provision is made under this Lease for Tenant securing the consent or approval by Landlord, such consent or approval shall only be in writing.

33.	NOTICES:

Any notice required or permitted under this Lease shall be deemed sufficiently given or secured if sent by registered or certified return receipt mail or registered overnight courier service to Tenant at the address of the Premises provided in Definitions on Page 1 of this Lease and to Landlord at the address as provided in Article 4 of this Lease, and either party may by like written notice at any time designate a different address to which notices shall subsequently be sent or rent to be paid.

34.	RULES AND REGULATIONS:

Tenant shall observe and comply with the rules and regulations set forth on Exhibit C or as Landlord may prescribe by written notice to Tenant, for the safety, care and cleanliness of the Premises, Building, Common Areas and Property.

35.	INTENT OF PARTIES:

Except as otherwise provided herein, Tenant covenants and agrees that if (i) it shall at any time fail to pay any costs or expenses, or fail to take out, pay for, maintain or deliver any of the insurance policies, or fail to make any other payment or perform any other act on its part to be made or performed as required in this Lease, and (ii) the applicable cure period under Article 17 has expired, then Landlord may, but shall not be obligated to, and without notice to or demand upon Tenant and without waiving or releasing Tenant from any obligations of Tenant contained in this Lease, pay any such cost or expense, effect any such insurance coverage and pay premiums therefore, and may make any other payment or perform any other act on the part of Tenant to be made and performed as provided in this Lease, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such right, to also pay all necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the rate of six percent (6.00%) annually from the date of making of such expenditure by Landlord, shall be deemed Additional Rent hereunder, and shall be payable to Landlord within thirty (30) days of written demand. Tenant covenants to pay any such sum or sums with interest as aforesaid and Landlord shall have the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of an Event of Default by Tenant in the payment of the Base Rent or Additional rent due under this Lease.

36.	GENERAL:

a. The Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between the parties hereto being that of landlord and tenant.

b. No waiver of any default of either party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by either party shall not then be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent to or approval by Landlord of any act by Tenant requiring Landlord’s consent or approval shall not waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant. No action required or permitted to be taken by or on behalf of Landlord under the terms or provisions of this Lease shall be deemed to constitute an eviction or disturbance of Tenant’s possession of the Premises. All preliminary negotiations are merged into and incorporated in this Lease. The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.

c. This Lease and the exhibits, attached hereto and forming a part hereof, constitute the entire agreement between Landlord and Tenant affecting the Premises and there are no other agreements, either oral or written, between them other than as herein set forth. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed in the same form and manner in which this Lease is executed.

d. If any agreement, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such agreement, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each agreement, covenant or condition of this Lease shall be valid and be enforced to the fullest extent peimitted by law.

e. The obligations of Landlord under this Lease do not constitute the personal obligations of the individual partners, members, trustees, shareholders, directors or officers of Landlord or its constituent members or partners. If Landlord shall fail to perform any covenant, term or condition of this Lease required of Landlord, Tenant shall be required to deliver to Landlord written notice of the same. If, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of rent or other income from the Property receivable by Landlord, or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Property, and no action for any deficiency may be sought or obtained by Tenant.

f. Tenant represents to Landlord, and Landlord represents to Tenant, that the representing party is not (and such party is not engaged in this transaction on behalf of) a person or entity with which either party is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (“Anti-Terrorism Laws”) and; such party has not violated and, to the best of such party’s knowledge it is not under investigation for, the violation of any Anti-Terrorism Laws pertaining to money laundering. “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not be limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (aka, the USA Patriot Act); Executive Order 13224; the Bank Secrecy Act, 31 U.S.C. Section 5311 et. Seq.; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. Seq.; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. Seq.; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

37.	ENVIRONMENTAL:

a. Tenant will not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used on the Property (as defined below) in a manner or for a purpose prohibited by or which could result in liability under any Hazardous Materials Law (as defined below). Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Property and its operations therein and will notify Landlord in writing in advance of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use). On or before the expiration or earlier termination of this Lease Agreement, Tenant will, at its sole cost and expense, cause all Hazardous Materials in, on, under or about the Property as a result of or in any way related to Tenant’s use of the Property or its operations therein, whether prior to or following the commencement date of this Lease Agreement, to be removed from the Property in accordance and in compliance with all Hazardous Materials Laws. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims (as defined below) relating to or in any way connected with the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene or otherwise appropriately assert and protect Landlord’s interest in the Property.

b. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property and resulting from or in any way relating to Tenant’s use of the Property or its operations therein immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also provide Landlord, as promptly as possible and in any event within ten (10) days after Tenant first receives or sends the same, with copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord notices of manifests reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Property. All such manifests will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord.

c. Subject to the provisions of Article 12 above, Landlord shall have the right, from time to time, by itself or by its agent, to enter upon the Property for purposes of inspecting the compliance thereof, and the operations conducted thereon, with Hazardous Materials Laws, and to take such samples or perform such intrusive testing, or “Phase II” investigation, as Landlord may, in its discretion, determine; provided that any such entry, or such intrusive testing, shall not unreasonably interfere with the business operations of Tenant on the Property. Tenant shall afford Landlord, or its agent, access to Tenant’s books and records evidencing compliance with Hazardous Materials Laws, including, but not limited to, access to appropriate licenses and permits, as well as manifests or other records relative to the handling, treatment, storage, shipment, or disposal of Hazardous Materials, as required under applicable Hazardous Materials Laws. The costs incurred in exercising Landlord’s rights under this Article 37c shall be paid by Landlord unless such entry and/or testing by Landlord reveals either a violation of Hazardous Materials Laws by Tenant or its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) or the presence of Hazardous Materials requiring remediation as a result of the acts of Tenant or any Tenant Entities, in either which case and in addition to being responsible for all of the costs of remedying such violation and/or remediating such Hazardous Materials, Tenant shall reimburse Landlord for the costs incurred by Landlord under this Article 37c within thirty (30) days following Tenant’s receipt of an invoice therefore.

d. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Property or its operations therein are Tenant’s sole responsibility, regardless whether such Hazardous Materials Laws permit or require Landlord to report or warn.

e. With respect to all Hazardous Materials generated, used or otherwise located on the Property, whether prior to or following the commencement date of this Lease Agreement, as a result of or in any way related to Tenant’s use of the Property or its operations therein, the following specific rules shall govern:

(i) Tenant shall at all times be in full compliance with all Hazardous Materials Laws. Tenant shall advise Landlord prior to the generation or handling of Hazardous Materials (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use). Upon request by Landlord, Tenant shall deliver to Landlord copies of all contracts, programs, management plans or certifications regarding the generation, storage, removal or disposal of Hazardous Materials which are required in order for Tenant to be in compliance with the Hazardous Materials Laws.

(ii) All Hazardous Materials located upon the Property shall be transported therefrom, and appropriately disposed of directly by Tenant pursuant to Hazardous Materials removal contracts executed by Tenant and in compliance with all Hazardous Materials Laws.

(iii) Tenant shall, immediately upon receipt provide Landlord with copies of, and shall comply with, all Environmental Requirements.

(iv) In no event shall any Hazardous Materials be stored, handled or disposed of on the Property other than in strict compliance herewith.

f. Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties (as defined below) from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from any failure of Tenant to fully comply with all applicable Hazardous Materials Laws, or the presence, handling, use or disposition in or from the Property of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Hazardous Materials Laws or the provisions of this Lease), or by reason of any actual failure of Tenant to keep, observe, or perform any provision of this Lease. Tenant’s obligations under this Article 37f include, without limitation and whether foreseeable or unforeseeable, the costs of (a) any required or necessary repair, clean-up, detoxification or decontamination of the Property, and (b) implementing any closure, remediation or other required action in connection therewith as stated above.

g. As used herein, the following terms shall have the following meanings:

(i) “Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and the Minnesota Environmental Response and Liability Act, Minn. Stat. Chapter 115B, as any of the same may be interpreted by government offices and agencies.

(ii) “Property” means the Premises and the Building (expressly including the all Common Areas) together.

(iii) “Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now or hereafter existing that control, classify, regulate, list or define Hazardous Materials, or the generation, storage, transportation, treatment or disposal of Hazardous Materials.

(iv) “Landlord Parties” means Landlord and its property manager and their respective officers, governors, members, managers and employees.

(v) “Claims” means all claims, actions, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees.

(vi) “Environmental Requirements” means all permits, inspection reports, monitoring reports, licenses, orders, demands, compliance requests, edicts or other documentation filed, served, delivered or transmitted either with, to or from the Minnesota Pollution Control Agency, Minnesota Department of Health or the Environmental Protection Agency or any other governmental body, including Hazardous Materials Laws.

h. The obligations of Tenant under this Article 37 shall survive the expiration or earlier termination of this Lease Agreement.

38.	CAPTIONS:

The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent or any provision thereof.

39.	ATTACHMENTS:

Attached hereto and made a part hereof is an Addendum containing Article 42 through Article 47 inclusive and Schedule 1 through Schedule 2 inclusive, and Exhibits A through Exhibit F, inclusive, which Exhibits are as follows:

Exhibit	Description
Exhibit A	Legal Description
Exhibit B	Premises
Exhibit C	Building Rules and Regulations
Exhibit D	Building Standard Tenant Lease Finish
Exhibit E	Sign Criteria
Exhibit F	Ratification Agreement

40.	SUBMISSION:

Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease

Agreement to Landlord shall constitute an offer by Tenant of the terms, covenants and conditions contained in this Lease Agreement, which offer may not be revoked for a period of twenty (20) days after such delivery.

41.	REPRESENTATION:

Each of the parties represents and warrants that except only as may be provided in Article 44 of the Addendum, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys’ fees incurred in connection therewith.

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IN WITNESS WHEREOF, Landlord and Tenant have caused these presents to be executed in form and manner sufficient to bind them at law, as of the day and year first above written.

Landlord:	MU Plymouth Ponds LLC A Minnesota limited liability company

Date: June 30, 2014	By:	/s/ Bradley L. Moen
Bradley L. Moen, Vice President

Date: June 30, 2014	By:	/s/ Richard E. Student
Richard E. Student, Vice President

Tenant:	Entellus Medical, Inc. A Delaware corporation

Date: June 30, 2014	By:	/s/ Stephen R. Paidosh
	Name: Title:	Stephen R. Paidosh VP Operations

Date: June 30, 2014	By:	/s/ Thomas E. Griffin
	Name: Its:	Thomas E. Griffin CFO

LEASE ADDENDUM

This Addendum to Indenture of Lease, dated this 30th day of June, 2014 by and between MU Plymouth Ponds LLC, a Minnesota limited liability company (“Landlord”), and Entellus Medical, Inc., a Delaware corporation (“Tenant”), is attached to and made a part of that certain Commercial Lease of even date hereof (the “Lease Form”). The Lease Form as modified by this Addendum is hereinafter referred to as the Lease. Except to the extent otherwise defined below, all capitalized terms used in this Addendum shall be as defined in the Lease Form.

Any provision of the Lease Form to the contrary notwithstanding, Landlord and Tenant mutually agree as follows:

42.	Base Rental:

Months	Price Per Square Foot	Monthly	Annually
7/1/14-3/31/15	$4.35	$2,674.17	$32,089.95
4/1/15-8/31/15	$4.47	$2,747.94	$32,975.19
9/1/15-8/31/16	$4.59	$2,821.71	$33,860.43
9/1/16-8/31/17	$4.83	$2,969.25	$35,630.91
9/1/17-8/31/18	$4.95	$3,043.02	$36,516.15

43.	Amounts Due Upon Lease Execution:

Upon execution of the Lease, Tenant shall submit to Landlord a check in amount representing the first month’s Base Rent ($2,674.17).

44.	Brokerage:

Each party warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation or execution of the Lease. In the event any claim is made for Leasing Commissions in connection with the Lease or the transactions contemplated herein by any person, the party whose acts give rise to such claim hereby agrees to indemnify and hold the other harmless from and against any and all damages and liabilities, including, without limitation, court costs, attorneys’ fees and other expenses of litigation, incurred by such other party in connection with such claim. The foregoing agreement and warranty shall inure to the benefit of each party, its successors, and assigns.

45.	Tenant Improvements:

a. Except as set forth below in this Article 45, the Premises shall be delivered to Tenant in its existing “AS-IS” condition, without any obligation on the part of Landlord to make any alterations or improvements thereto or to provide any allowances to Tenant.

b. The parties acknowledge that as of the date of the Lease, there is no bathroom located within the Premises. If at anytime during the Term Tenant would like a bathroom installed in the Premises or the City requires the installation of a bathroom in the Premises, then Tenant shall contract with Moen Management, LLC (the “General Contractor”) for the construction of a bathroom which must be in a location and configuration acceptable to Landlord in its sole discretion (the “Tenant Improvements”). Tenant shall deliver to Landlord final plans, including a full set of construction drawings (the “Plans”) for Landlord’s review and approval. The General Contractor shall be responsible for obtaining any required approval of the Plans by the City and the issuance of a building permit by the City. No changes shall be made to the Plans without the prior written approval of Landlord. Tenant shall be responsible for all costs relating to the design and construction of the Tenant Improvements (including the cost of preparing the Plans, demolition and building permit cost) (collectively, the “Construction Costs”) although Landlord shall provide Tenant an allowance of up to $25,000.00 (the “T. I. Allowance”). The T. I. Allowance shall be used only for the payment of Construction Costs, which Landlord shall pay directly out of the T. I. Allowance, for the credit of Tenant, and in no event shall any part of the T. I. Allowance be paid to or payable to Tenant.

46.	Notice of Space Available for Lease:

It is acknowledged by the parties that the space immediately adjacent to the Premises on either side is currently being leased to third party tenants. So long as there is no Event of Default, if such space becomes Available for Lease (as defined below), Landlord shall notify Tenant of such fact. As used herein, “Available for Lease” means that such space is not subject to any existing lease provided, however, (i) Landlord may give Landlord’s notice therefore as early as nine (9) months prior to the expiration of said existing lease(s), and (ii) nothing herein shall preclude Landlord from renewing or extending the term of any third party tenant’s lease of such space.

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Landlord:	MU Plymouth Ponds LLC A Minnesota limited liability company

Date: June 30, 2014	By	/s/ Bradley L. Moen
Bradley L. Moen, Vice President

Date: June 30, 2014	By	/s/ Richard E. Student
Richard E. Student, Vice President

Tenant	Entellus Medical, Inc. A Delaware corporation

Date: June 30, 2014	By:	/s/ Stephen R. Paidosh
	Name: Its:	Stephen R. Paidosh VP Operations

Date: June 30, 2014	By:	/s/ Thomas E. Griffin
	Name: Its:	Thomas E. Griffin CFO

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Lot 1, Block 2

Plymouth Ponds Business Park First Addition

EXHIBIT B

PREMISES

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. Any sign, lettering, picture, notice or advertisement installed on or in any part of the Property and visible from any exterior or interior common area of the “Complex” or from the exterior of the Property, shall be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing. Anything herein to the contrary notwithstanding, approval as to signs shall be subject to Landlord’s approval that may be withheld in Landlord’s sole discretion. In the event of a violation of the foregoing by Tenant, Landlord may remove the same without any liability and may charge the expense incurred by such removal to Tenant. The term “Complex” shall be defined to mean all real property on which the eight buildings, driveways, parking areas, landscaped areas and related common areas, commonly referred to as “Plymouth Ponds Business Park, is located in the City of Plymouth, Minnesota.

2. Tenant, its employees, customers, invitees and guests shall not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Complex which are used in common with other tenants and their employees, customers, guests and invitees, and which are not a part of the property of Tenant. Tenant shall not place objects against glass partitions or doors or windows that would be unsightly from the Complex corridors or from the exterior of the Complex and will promptly remove any such objects upon notice from Landlord.

3. Tenant shall not make excessive noises, cause disturbances or vibrations, use or operate any electrical or mechanical devices that emit excessive sound or other waves, disturbances or create obnoxious odors, nor operate any device/equipment for radio/television broadcasting or reception from or within the Complex or elsewhere and shall not place or install any projections, antennas, aerials or similar devices inside or outside the Property or on the Complex.

4. Tenant shall not waste electricity, water or vestibule heat furnished by Landlord, if any, and shall cooperate fully with Landlord to ensure the most effective operation of the Complex’s heating and air conditioning systems.

5. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Property closed and secured at all times.

6. In no event shall Tenant bring into the Complex flammables, such as gasoline, kerosene, naphtha, benzene, explosives or any other Article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Complex shall at any time be increased, Tenant shall make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

7. Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations, and building rules and shall not directly or indirectly make any use of the Property which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

8. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Complex or its desirability as a building complex for office/warehouse use, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

9. The Property shall not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

10. Unless expressly permitted by Landlord, no additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys of the Property and shall explain to Landlord all combination locks on safes, cabinets and vaults.

11. Any carpeting cemented down shall be installed with a releasable adhesive. In the event of a violation of the foregoing by Tenant, Landlord may charge the expense incurred by removal to Tenant.

12. The restrooms, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they are constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be disposed of therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant who, or whose employees, agents, visitors or licensees have caused same. No person shall waste water by interfering or tampering with the faucets or otherwise.

13. Tenant shall not overload any utilities serving the Property.

14. No dog or other animal shall be allowed in the Building or within/on the Business Park’s grounds.

15. All loading/unloading, receiving/delivery of goods/supplies or disposal of garbage/refuse shall be made only through entryways provided for such purposes. Tenant shall be responsible for any damage to the Complex or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such Articles in or out of the Property, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such Articles.

16. All safes, equipment or other heavy Articles shall only be used by Tenant in a manner which will not interfere with or cause damage to the Property or the Complex in which they are located, or to the other tenants or occupants of said Complex. Tenant shall be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such Articles in or out of the Property, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such Articles.

17. Canvassing, soliciting, and peddling in or about the Complex is prohibited and each Tenant shall cooperate to prevent the same.

18. Wherever in these Building Rules and Regulations the word “Tenant” occurs, it is understood and agreed that it shall mean Tenant’s associates, employees, agents, clerks, invitees, and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall mean Landlord’s assigns, agents, employees, and visitors.

19. Landlord shall have the right to enter upon the Property at all reasonable hours for the purpose of inspecting the same.

20. Landlord shall have the right to enter the Property at hours convenient to Tenant for the purpose of exhibiting the same to prospective tenants.

21. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Complex, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle that is improperly parked or parked in a no parking zone. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles shall be parked overnight, except for vehicles owned by persons working overnight.

22. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Complex during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Complex and the property therein. Landlord shall in no case be liable for damages resulting from any error or action taken with regard to the admission to or exclusion from the Complex of any person.

23. All entrance doors to the Property shall be locked when the Property is not in use. All common corridor doors, if any, shall also be closed during times when the heating and air conditioning equipment in the Complex is operating so as not to dissipate the effectiveness of the system or place an overload thereon.

24. No awning or other projection shall be attached to the outside walls of the Complex. No curtains, blinds, shades or screens visible from the exterior or interior common area of the Complex or visible from the exterior of the Property, shall be attached to, hung in, or used in connection with any window or door of the Property without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in manner approved by Landlord.

25. Landlord reserves the right at any time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when deemed necessary, desirable, or proper, in Landlord’s judgment, for its best interest or for the best interest of the tenants of the Complex.

26. Any trash dumpsters must be kept inside the Premises.

27. No outside storage of materials is allowed. (This includes trailer storage parked longer than 96 hours.)

28. To the extent these rules are in conflict with the terms of the Lease, the terms of the Lease shall rule and govern.

29. Tenant and Tenant’s employees, agents, visitors and licensees shall observe faithfully and comply strictly with the foregoing rules and regulations and such other and further appropriate rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations shall be given in such manner as Landlord may reasonably elect.

EXHIBIT D

BUILDING STANDARD TENANT LEASE FINISH

I.	BUILDING STANDARD TENANT LEASE FINISH

DEMISING PARTITION OFFICE, WAREHOUSE SEPARATION WALL, AND TOILET WALL PARTITION: Shall be 5/8” fire rated gypsum wallboard on 6” metal studs to underside of deck with sound attenuation blank in stud cavity. Gypsum wallboard interior face to office and toilet rooms shall be taped, bedded and sanded to accept scheduled wall finish. Gypsum wallboard interior to warehouse shall be fire taped only.

INTERIOR PARTITIONS: Shall be 5/8” fire rated gypsum wallboard on 3-5/8” metal studs to the underside of suspended ceiling grid at 9’ 0” above finished floor. One lineal foot of wall will be provided per 12 square feet of office area. Gypsum wallboard is taped, bedded and sanded to accept scheduled wall finish. Gypsum wallboard applications to the inside face of the exterior wall, in office areas only, shall extend to 9’ 0” above finish floor, applied to metal furring strips and be taped, bedded and sanded to accept scheduled wall finish.

FLOOR COVERING: Shall be selected from either 30-32 oz. cut pile nylon or 22-26 oz. level loop nylon in building standard colors in office areas. Carpet shall be directly glued down on concrete floor slab. Carpet base shall be 4” carpet base in building standard color. Warehouse area concrete floor slabs have been sealed at the time of installation with curing sealer.

CEILING HEIGHTS/CEILING SUSPENSION SYSTEM AND ACOUSTICAL CEILING TILE: Shall be 24” X 48” lay-in panel in 15/16” exposed white suspended steel grid at 9’ 0” clear height in office area. The warehouse ceiling is exposed structure, unpainted, at 23’ 6” average clear height to bottom of bar joists.

WALL FINISHES: Two coats of scrubbable flat latex wall paint on office walls in building standard paint manufacturers’ colors, including up to 20% deep tone accent colors.

INTERIOR DOORS: Shall be 3’ 0” x 7’ x 1-3/4” solid core red oak veneer doors with light oak stain and painted metal frames with aluminum finish hardware. Wood frame optional at additional cost. Sidelights are optional at additional cost. One door, door frame and associated hardware will be provided per 300 square feet of office space including the main entrance.

RESTROOMS: Shall consist of two toilet room facilities including all plumbing fixtures to code, exhaust fan and hot water heater. Walls will be painted gypsum board with ceramic tile to 4’ 0” above finish floor on fixture wall only and ceramic base throughout. Ceramic tile floor and base shall be provided in toilet rooms and shared corridor space. Toilet room ceiling will be 2’ x 4’ acoustical ceiling tile. Toilet accessories will include a toilet paper holder and metal toilet partitions (when necessary). All toilet rooms will be handicap accessible.

MECHANICAL: Gas-fired roof top heating/air conditioning units for office area, metered to each tenant with controls in tenant space. Sized for lton air conditioning load for 450 square feet of office area. Warehouse space heating shall be sized for the average of 40 BTU per square foot, (assuming the presence of 1 rolling overhead exterior door in warehouse space).

PLUMBING: Toilet room fixtures shall consist of a white porcelain handicap accessible floor mount toilet, a white porcelain lavatory and electric hot water heater sized to service restroom requirements. A handicap accessible drinking fountain will be provided. A commodity wall hung janitor sink will be provided, recessed behind doors when necessary.

FIRE PROTECTION: Wet pipe E.S.F.R. sprinkler system and fire protection controls are installed in building shall as per regulatory codes. One semirecessed head per 225 square feet in the office area and one head per 130 square feet in the warehouse area will be provided. Head relocation, if required by tenant plan, is done under tenant lease finish cost.

ELECTRICAL SERVICE: Shall consist of 120/208 volt, 3-phase service, amp service complete with distribution panel and circuit breakers for only equipment provided.

ELECTRICAL RECEPTACLES: Shall be duplex receptacles providing one receptacle per 100 square feet of office space and one duplex receptacle in warehouse located at panel. One light switch will be provided per 200 square feet of office. Two switches allowed per warehouse space. All receptacle and switchplate covers shall be ivory color.

TELEPHONE: One 4’ x 4’ plywood telephone board for mounting equipment by others will be provided. Empty conduit through walls to empty box, one telephone outlet will be provided per 200 square feet of office area, located to accommodate tenant’s own telephone installation. NO phone cable or equipment will be provided or installed by Landlord. Any communication or computer cable must be fire rated for installation in the air plenum ceiling.

LIGHT FIXTURES: Shall be 2’ x 4’ recessed fluorescent light fixtures with acrylic prismatic lens, four cool white lamps, one fixture provided per 80 square feel of office. Twenty-five (25) 30-foot candles of light provided in warehouse. The lighting will be 400 watt metal halide high efficiency fixtures.

II.	IMPROVEMENTS PROVIDED AT TENANT’S EXPENSE

All improvements constructed to the Premises that are in addition to the tenant improvements listed in Paragraph I of this Exhibit shall be approved by Landlord and the cost thereof shall be paid by Tenant.

III.	DESIGN OF TENANT IMPROVEMENTS

Tenant shall retain the services of Landlord’s architect for the purposes of office and warehouse layouts to prepare the necessary drawings including without limitation, Basic Plans and Final Plans (Tenant’s Plans) for construction of Tenant improvements. All of Tenant’s Plans shall be subject to approval of Landlord.

EXHIBIT E

SIGN CRITERIA

GENERAL:

1.	Tenant shall be required to identify the premises with a sign. All such signs shall be subject to the requirements and limitations as outlined hereafter or as Landlord shall determine to be necessary, in its sole judgment.

2.	Tenant’s signs shall be store identity sign ONLY and shall be placed on the exterior wall in sign area designated by Landlord.

3.	Light sources may be concealed by translucent material. Sign letters or components may be illuminated with lamps contained fully within the depth of the letter. In any event, light sources shall not exceed 100 foot lamberts.

PROHIBITION: The following types of signs or sign components shall be PROHIBITED:

(a)	Signs employing moving or flashing lights.

(b)	Signs employing exposed ballast boxes or transformers.

(c)	Sign manufacturers’ names, stamps or decals.

(d)	Signs employing painted non-illuminated letters.

(e)	Signs of box or cabinet type on metal fascia.

(f)	Signs employing letters with no returns or exposed fastenings.

(g)	Paper or cardboard signs, stickers or decals hung around, on or behind storefront (including glass doors and/or windows).

(h)	Signs placed at right angles to any front.

(i)	Signs purporting to identify leased departments or concessionaires or contained within the premises.

PROCEDURE: Tenant shall submit two (2) drawings of its proposed signage to the Landlord for approval prior to installation of any signage. Tenant must receive Landlord’s written approval prior to installation of its signage. Signs must meet approval of the City of Plymouth, Minnesota, regarding Plymouth Ponds Business Park. Sign contractor must obtain a building permit.

FASCIA SIGNS:

1.	Signs shall be composed of illuminated or un-illuminated individual letters and shall be no more than 30 inches in height.

2.	Signs, if illuminated, shall be internally illuminated. Lighting fixtures attached to the building to illuminate an unlit sign are prohibited.

3.	Signs may have one line of copy above another line but the total height shall not exceed the designated sign area.

4.	The color of the interior shell and/or the lens of individually lit or unlit letters and if illuminated, the color of the light source or the returns for the individually lit letters shall be subject to Landlord’s written approval.

5.	A sign shall not cover more than eighty percent (80%) of the linear distances of the storefront to which it is attached. However, all signs shall be set in at least eighteen inches (18”) from the borders of the Tenant’s lease area. Signs shall be placed to optimally identify the Tenant’s entry. Proposed placement shall be subject to Landlord’s written approval.

6.	Logos may be used in the allocated sign but are subject to the size limitation. There shall be no more than one (1) logo per tenant frontage.

7.	Upon termination of the lease agreement, by lapse of time or otherwise, Tenant shall remove and dispose of its signage at its sole cost and expense.

INTERIOR SIGNS: Neon window signs shall be acceptable on the inside of display windows ONLY. Interior signs shall be subject to Landlord’s written approval as to size, style and color. Interior signs must also be approved by the City of Plymouth.

EXHIBIT F

RATIFICATION AGREEMENT

(Office/Service Lease)

WHEREAS, MU Plymouth Ponds LLC, a Minnesota limited liability company (“Landlord”), and                      a                      (“Tenant”), entered into a lease agreement dated                  , 20     (the “Lease Agreement”) with respect to Suite              of the Building at                     , Minnesota. Unless otherwise indicated, the terms defined in the Lease Agreement shall have the same meanings when used herein; and

WHEREAS, pursuant to Article 9 of the Lease Agreement, the parties agreed to ratify in writing the following terms of the Lease Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that:

1. The Term of the Lease Agreement commenced on                  , 20     and will terminate on                  , 20     unless sooner terminated in accordance with the provisions of the Lease Agreement.

2. The monthly installments of Base Rent payable for the Premises during the Term are as follows:

Period of Term	Annual Rate Per SF	Monthly Base Rent

3. The Premises contain              square feet, consisting of              square feet of office space and              square feet of warehouse, service or storage space.

4. Tenant acknowledges and agrees that the Premises have been delivered to Tenant by Landlord in the condition required by the Lease Agreement and Tenant has accepted possession of the Premises.

Except as otherwise stated herein, all of the remaining terms and conditions of the Lease Agreement shall continue to be in full force and effect.

Landlord:	MU Plymouth Ponds LLC A Minnesota limited liability company

Date:	By:	Bradley L. Moen, Vice President

Date:	By:	Richard E. Student, Vice President

Tenant	Entellus Medical, Inc. A Delaware corporation

Date:	By:
Name:
Its:

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